                                                                    EXHIBIT 11.2

                                INFORMED ACCESS
           STATEMENT RE: COMPUTATION OF PRO FORMA NET LOSS PER SHARE

                                   DECEMBER 31,                      JUNE 30,
                         -----------------------------------  ------------------------
                           1993        1994         1995         1995         1996
                         ---------  -----------  -----------  -----------  -----------
Weighted average common
 shares outstanding.....   648,958      909,375      930,167      913,125    1,134,042
Assumed conversion of
 preferred stock from
 original data of issu-
 ance(1)................ 1,362,500    2,695,266    4,188,218    3,808,375    4,568,061
                         ---------  -----------  -----------  -----------  -----------
  Total................. 2,011,458    3,604,641    5,118,385    4,721,500    5,702,103
                         =========  ===========  ===========  ===========  ===========
Net loss................ $(912,091) $(2,381,240) $(3,744,827) $(2,065,605) $(1,920,986)
                         =========  ===========  ===========  ===========  ===========
Pro forma net loss per
 share.................. $   (0.45) $     (0.66) $     (0.73) $     (0.44) $     (0.34)
                         =========  ===========  ===========  ===========  ===========

--------
(1) Reflects the conversion of the Informed Access Preferred Stock into Informed Access Common Stock on an "as if converted basis" from the time of issuance.